Exhibit 10.17

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) by and between John Dunlop (“Executive”), and Neumora Therapeutics, Inc., a Delaware corporation (the “Company”), is made effective as of the eighth (8th) day following the date Executive signs this Agreement, which, for the avoidance of doubt, shall not be prior to the Termination Date (as defined below), if not revoked in accordance with Section 5(c)(iii) (the “Effective Date”) with reference to the following facts:

A. Executive’s employment with the Company and status as an employee and officer of the Company and each of its affiliates ends effective as of the close of business on May 19, 2023 (the “Termination Date”).

B. Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Termination Date. Executive acknowledges and agrees that Executive’s status as an employee of the Company ended effective as of the Termination Date.

2. Final Paycheck; Payment of Accrued Wages and Expenses. As soon as administratively practicable on or after the Termination Date, the Company has paid, or will pay, Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. The Company also has reimbursed, or will reimburse, Executive for all outstanding business expenses incurred prior to the Termination Date that are consistent with the Company’s policies in effect from time to time, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these payments being made and retained regardless of whether Executive executes this Agreement.

3. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to this Agreement becoming effective and irrevocable within sixty days following the Termination Date and continued compliance with the terms and conditions of the Confidentiality Agreement, to provide Executive the separation benefits set forth below. Specifically, the Company and Executive agree as follows:

(a) Consulting Agreement. Notwithstanding Executive’s termination of employment, Executive shall be eligible to enter into a Consulting Agreement with the Company substantially in the form set forth on Exhibit A (the “Consulting Agreement”) and continue to vest into the equity awards held by Executive as of the Termination Date on the vesting schedule set forth in the agreements evidencing such equity awards. Executive acknowledges that, to the extent an equity award is in the form of a stock option, each such option that constitutes an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), shall cease to qualify as an incentive stock option on the three month anniversary of the Termination Date, and Executive will lose the potentially favorable tax treatment associated with such option. If Executive desires to exercise any vested options, Executive must follow the procedures set forth in Executive’s option agreements, including payment of the exercise price and any withholding obligations.

(b) Sole Separation Benefit. Executive agrees that the benefits provided under this Section 3 are not required under the Company’s normal policies and procedures and are provided as a separation benefit solely in connection with this Agreement. Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

4. Full Satisfaction. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and the termination thereof. Executive further acknowledges that, other than the Consulting Agreement, the Proprietary Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and the agreements evidencing Executive’s equity awards, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, Executive’s offer letter, any bonus plan or arrangement and any other severance and/or any change in control agreement, and each such agreement shall be deemed terminated and of no further effect as of the Effective Date.

5. Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of the Company’s directors, officers, employees, investors or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a) Released Claims. On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of the Company’s owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§

1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); Massachusetts Fair Employment Practices Law, Mass. Gen. Laws ch. 151B, §1 et seq.; Massachusetts Sexual Harassment Law, Mass. Gen. Laws ch. 214, §1C; Massachusetts Equal Pay Law, Mass. Gen. Laws ch. 149, §105A-C; Massachusetts Family and Medical Leave Law, Mass. Gen. Laws ch. 149, §52D; Massachusetts WARN Laws, Mass. Gen. Laws ch. 149, §182 and Mass. Gen. Laws ch. 151A, §71A-G, and any other federal, state or local laws of similar effect; the employment and civil rights laws of California and Massachusetts; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, defamation, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Unreleased Claims. Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v) Claims for indemnification under any written indemnification agreement between Executive and the Company, the Company’s Bylaws or any applicable law; and

(vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c) Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following: Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA. Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (i) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; (iii) Executive has twenty-one (21) days from the date the Company delivered this Agreement to consider this Agreement (although Executive may choose to voluntarily execute this Agreement on or after Termination Date but earlier than such twenty-first (21st) day); (iv) Executive has seven (7) days following the execution of this Agreement by Executive to revoke the Agreement, and Executive will not receive the benefits provided by Section 3 of the Agreement unless and until such seven (7) day period has expired; (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Executive; and (vi) this Agreement does not affect Executive’s ability to test the knowing and voluntary nature of this Agreement. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Agreement to Amy Sullivan, email: [***].

(d) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6. Non-Disparagement, Transition and Transfer of Company Property. Executive further agrees that:

(a) Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. Nothing in this provision prohibits you from speaking or communicating with the government regarding administrative proceedings, from testifying truthfully under oath or to communications related to labor practices, wages, hours, or working conditions. Nothing in this provision is intended to interfere with or otherwise restrict the rights of employees under Section 7 of the National Labor Relations Act (NLRA).

(b) Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(c) Transfer of Company Property. Executive represents and warrants that Executive has turned over to the Company all files, memoranda, records, and other documents, and any other physical or personal property that is the property of the Company and that Executive had in Executive’s possession, custody or control.

7. Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

8. No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

9. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Massachusetts or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state or commonwealth other than Massachusetts.

10. Miscellaneous. This Agreement, collectively with the Consulting Agreement, the Confidentiality Agreement and the agreements evidencing Executive’s stock options, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Executive’s offer letter. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

11. Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

12. Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the payments provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement. For the avoidance of doubt, nothing in this Agreement or the Confidentiality Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive shall not be in breach of the Confidentiality Agreement or this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: May 19th, 2023

/s/ John Dunlop
John Dunlop

NEUMORA THERAPEUTICS, INC.
DATED: May 19th, 2023

	By:	/s/ Paul Berns
Name: Paul Berns
Title: Chief Executive Officer

[Signature page to Separation Agreement]

EXHIBIT A

Consulting Agreement

[attached]